DocuSign Envelope ID: 19253DF5-010C-4791-B3FE-B4AEA01AA9DD Exhibit 10.17

Scott Morey! We’re very pleased to offer you a position at We Work Management LLC ("WeWork") as a full time employee. This is your offer letter. Below and on the following pages you’ll find the information you need regarding your offer: POSITION President of Platform START DATE April 19, 2021 BASE PAY $700,000 per year ELIGIBLE VARIABLE COMPENSATION You will be eligible to participate in the WeWork Companies LLC Annual Cash Bonus Plan (the “Plan”), as in effect from time to time. You will have an annualized target bonus of $300,000. Your annual bonus payout amount will be determined based on the terms and conditions of the then- applicable Plan and relevant Plan attachment(s) (including performance targets, which will be determined by WeWork). The performance targets, bonus amount, and payment of your bonus (if any) will be determined in WeWork’s sole and absolute discretion and in accordance with the Plan and relevant Plan attachment(s). For calendar year 2021 only, and subject to all other terms of the Plan, your bonus will be no less than $300,000. As described in the Plan, you must be, among other eligibility conditions, employed on the date of bonus payment (without having given or received notice of termination of your employment) to receive it (including with respect to 2021). Receipt of a bonus with respect to any year (including 2021), month, or quarter shall not be taken as a guarantee of any future payments under the then-applicable Plan or otherwise. EQUITY AWARDS At the next regularly scheduled meeting of the Compensation Committee of the WeWork Inc. Board of Directors ("Compensation Committee"), you will be granted 350,000 restricted stock units ("RSUs") that time-vest over three years from May 15, 2021 in equal annual installments, subject to your continued employment with WeWork or another majority-owned subsidiary of WeWork Inc. through the applicable time-vesting date, and subject to the Committee's approval of such grant. In addition, at the next regularly scheduled Compensation Committee meeting, you will receive 525,000 RSUs (at maximum performance) that vest based on certain free cash flow and/or valuation metrics to the extent achieved on or prior to December 31, 2024, subject to your continued employment with WeWork or another majority-owned subsidiary of WeWork Inc. through certain dates depending on when the metric is met, and subject to the Committee's approval of such grant. Each RSU will represent the right to receive one share of WeWork Inc.'s Class A common stock when fully vested. Both RSU awards will be subject to other terms and conditions as the Compensation Committee deems appropriate, in each case, consistent with grants made to other similarly situated DocuSign Envelope ID: 19253DF5-010C-4791-B3FE-B4AEA01AA9DD

WeWork employees. Please note that all equity awards are subject to approval by WeWork Inc.'s Board of Directors (or the Compensation Committee), and the terms and conditions of the applicable equity plan document and award agreement. WeWork reserves the right to amend its equity plans and its equity grant policies and practices at any time, and to suspend future equity grants. SEVERANCE If your employment is terminated by WeWork without Cause (as such term is defined in “Other Terms & Conditions”), you will receive a lump-sum severance amount equal to twelve (12) months of your then- current base salary (inclusive of any applicable statutory severance or notice obligations), so long as you execute (and do not revoke), within 21 days (or if applicable, 45 days) of the termination, a general release of claims in a form provided by WeWork. Subject to the provisions of Section 409A of the Internal Revenue Code (“Section 409A”) provided in “Other Terms & Conditions,” the lump-sum severance amount will be paid to you within thirty (30) days after the release becomes effective, provided, however, that if your termination date occurs on or after November 1st in any given calendar year, such amount will be paid in February of the calendar year following the year of your termination. BENEFITS Full participation in WeWork benefit plans and programs (see EMPLOYEE BENEFITS & POLICIES section for more information). If you have any questions about your offer, please feel free to reach out to me directly at matt.jahansouz@wework.com. On behalf of our entire community of creators, I look forward to welcoming you to our team! Yours sincerely, Matt Jahansouz Chief People Officer On behalf of We Work Management LLC DocuSign Envelope ID: 19253DF5-010C-4791-B3FE-B4AEA01AA9DD

You will be eligible to participate in WeWork’s benefit plans and programs in effect from time to time, as made available to similarly situated employees. You will also be subject to all applicable employment and other policies (including our employee handbook). In addition to the opportunity to receive financial awards for employee and member referrals and other forms of recognition for performance, other benefits we currently provide include: PAID TIME OFF ● You will receive paid time off pursuant to WeWork's PTO policy. For your first year, you will receive 20 days of paid time off (prorated based on your actual start date). HEALTH & WELLNESS ● Medical, dental, and vision (WeWork provides Medical coverage at no cost to employees. Dependent, dental and vision employee cost varies by plan) ● Flexible spending accounts ● Commuter benefits ● Life insurance RETIREMENT ● Eligible to participate in 401(k) plan You will be on the Executive Team, initially reporting directly to our Chief Executive Officer, currently Sandeep Mathrani. You will be primarily working out of our Chicago office, located at 515 N. State Street, Chicago, Illinois 60654. DocuSign Envelope ID: 19253DF5-010C-4791-B3FE-B4AEA01AA9DD

Your employment with WeWork will be at-will, which means that you or WeWork may terminate the employment relationship at any time with or without notice and for any reason or no particular reason. Potential reasons for termination may include, but are not limited to, your failure to comply with any of WeWork’s policies, including, but not limited to, WeWork’s harassment, workplace conduct and discrimination policies, or your failure to cooperate with any internal investigation. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of WeWork. You agree that you will use your best efforts to perform all services diligently and to the best of your ability, and shall at all times carry out your duties in a competent and professional manner and seek to enhance and promote the business of WeWork. You agree that you will devote all business time and efforts to the affairs of WeWork. With WeWork’s prior written approval, you may serve as a member of the board of for- profit and nonprofit organizations, provided that such activities do not interfere with your performance of your responsibilities to WeWork. Notwithstanding the prior sentence, WeWork will not prohibit you from continuing to serve on the board of directors of Building Engines so long as (i) you continues to devote your full business time, attention and best efforts to the performance of your duties to WeWork, (ii) you will not use WeWork’s information, equipment or resources in connection with such role(s), and (iii) you will comply with the terms of WeWork’s Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement in connection with such role. “Cause” means (i) repeated failure by you to perform your reasonably assigned duties, (ii) your engagement in dishonesty, gross negligence or misconduct, which in the case of dishonesty only has had a material adverse effect on WeWork’s or any of its affiliates’ business or affairs, (iii) your conviction of, or entrance of a pleading of guilty or nolo contendere to, any crime involving moral turpitude or any felony as permitted by law, (iv) material breach by you of your Invention, Non-Disclosure, Non- Competition, and Non-Solicitation Agreement, (v) intentional misconduct by you or intentional failure by you to perform your responsibilities to WeWork or any of its affiliates, (vi) your failure to cooperate or assist with any investigation involving WeWork or any of its affiliates, or (vii) your failure to comply with any of WeWork’s policies, including, but not limited to, WeWork’s harassment, workplace conduct and/or discrimination policies. Your employment is subject to: (1) you signing our Invention, Non-Disclosure, Non-Competition, and Non-Solicitation Agreement (Exhibit A). (2) you signing our Employment Dispute Resolution Program (Exhibit B) – by accepting this offer and signing Exhibit B, you agree to submit any current or future controversies or claims between you and WeWork arising out of or relating to your employment (or termination of your employment) to the Program, which consists of: Step One (Internal Efforts), Step Two (External Mediation), and Step Three (Final and Binding Arbitration). The Program will be conducted in the state where your employment is located, unless an alternative location is chosen by mutual written agreement. In addition, by accepting this offer and signing Exhibit B, you agree that all claims brought under the Program must be pursued on an individual basis only, and you waive your right to be a party to any class or collective claims DocuSign Envelope ID: 19253DF5-010C-4791-B3FE-B4AEA01AA9DD

or to bring jointly any claim against WeWork with any other person, except as otherwise permitted in the Program. (3) verification of your right to work in the U.S. (4) you successfully completing a background check. All dollar values referenced in this offer letter are before applicable taxes. Your base pay is payable bi-weekly (currently, on Thursday). This letter agreement is intended to comply with or be exempt from the requirements of Section 409A with respect to amounts, if any, subject thereto and shall be interpreted, construed and performed consistent with such intent. To the extent you would otherwise be entitled to any payment that under this offer letter, or any WeWork plan or arrangement, that constitutes “deferred compensation” subject to Section 409A, and that if paid during the six months beginning on the date of termination of your employment would be subject to the Section 409A additional tax because you are a “specified employee” (within the meaning of Section 409A and as determined by WeWork), the payment, together with any earnings on it, will be paid to you on the earlier of the six-month anniversary of your date of termination or your death. Similarly, to the extent you would otherwise be entitled to any benefit (other than a payment) during the six months beginning on termination of your employment that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided (together, if applicable, with an adjustment to compensate you for the delay) on the earlier of the six- month anniversary of your date of termination or your death. In addition, any payment or benefit due upon a termination of your employment that represents “deferred compensation” subject to Section 409A shall be paid or provided to you only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h). Each payment under this offer letter shall be deemed to be a separate payment for purposes of Section 409A, amounts payable under Section 6 shall be deemed not to be “deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treas. Reg. Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treas. Reg. Section 1.409A- 1 through A-6. Notwithstanding anything to the contrary in this offer letter or elsewhere, any payment or benefit under this offer letter or otherwise that is exempt from Section 409A pursuant to Treas. Reg. Section 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to you only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of your second taxable year following your taxable year in which the “separation from service” occurs. WeWork makes no representation that any or all of the payments described in this letter agreement will be exempt from or comply with Section 409A Please note that the first three months of your employment will be a probationary period, during which your performance and suitability for continued employment will be monitored. This offer letter is governed by the laws of the State of New York, without regard to conflict of law principles. DocuSign Envelope ID: 19253DF5-010C-4791-B3FE-B4AEA01AA9DD

DocuSign Envelope ID: 19253DF5-010C-4791-B3FE-B4AEA01AA9DD

Scott Morey, we look forward to welcoming you to WeWork! If you wish to accept this offer, please sign this offer letter below, as well as Exhibits A and B . This offer is open for you to accept until March 30, 2021, at which time it will be deemed to have been withdrawn. I have read, understood, and accept the offer of employment as set forth above. I acknowledge and agree that this offer letter overrides all prior discussions, understandings, or agreements about my employment with WeWork. Candidate __________________________________ Signature __________________________________ Full Name __________________________________ Date ----------------------------------------------------------------------------------------------------------------------------- --------------- Exhibits A: Invention, Non-Disclosure, Non-Competition, and Non-Solicitation Agreement B: Employment Dispute Resolution Program DocuSign Envelope ID: 19253DF5-010C-4791-B3FE-B4AEA01AA9DD Scott T. Morey 3/24/2021